Exhibit 99

Media Contact:

Leigh Horner, (919) 465-3712

leigh.horner@sprint.com

Investor Contact:

Kurt Fawkes, (800) 259-3755

investor.relations@sprint.com

SPRINT NEXTEL ANNOUNCES EXECUTIVE CHAIRMAN’S

RETIREMENT AND APPOINTMENT OF NEW BOARD MEMBER

RESTON, Va. – Oct. 10, 2006 – Sprint Nextel Corp. (NYSE: S) today announced the retirement of Tim Donahue, executive chairman of Sprint Nextel’s Board of Directors effective Dec. 31, 2006. In addition, Sprint Nextel announced the appointment of Robert R. Bennett, former president and chief executive officer of Liberty Media Corp., to serve on the Sprint Nextel Board.

“I have poured my heart and soul into Sprint Nextel and I am confident that the promise of the merger will be realized,” said Tim Donahue. “Instead of being in the thick of the action, it’s time for me to start cheering Sprint Nextel along from the sidelines. I have been a part of the telecommunications industry for more than 20 years and while it has been a thrilling journey, I am looking forward to spending time with my wife, our family and our friends.”

“We are going to miss Tim’s dynamic personality and shrewd business sense but we wish him all the best,” said Gary Forsee, Sprint Nextel’s president and CEO. “Like Tim, I am passionate about the huge potential for the wireless industry and Sprint Nextel’s ability to harness that potential for our customers, employees and shareholders. Over the next two and half months, Tim and I will be working with the Board and the management team to ensure a seamless transition as he retires at the end of this year.”

The Sprint Nextel Board will announce the Chairman position at a later date. Donahue is 57 years old.

Robert R. “Dob” Bennett will join the Sprint Nextel Board effective immediately. He currently serves as president of Discovery Holding Company, which was spun off from Liberty Media in 2005.

“Sprint Nextel will benefit from Dob’s expertise in the communications and entertainment sector as well as his strong financial experience,” said Forsee. “Dob is extremely focused and will bring tremendous industry knowledge and financial acumen to Sprint Nextel. We are pleased to have him join the board.”

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Dob Bennett served as president and CEO of Liberty Media from April 1997 until August 2005 and continued as president until March 2006. He was with Liberty Media from its inception, serving as its principal financial officer and in various other capacities. Prior to his tenure at Liberty Media, Bennett worked with Tele-Communications, Inc., (TCI) and the Bank of New York. Bennett is 48 years old.

About Sprint Nextel

Sprint Nextel offers a comprehensive range of communications services bringing mobility to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services; instant national and international walkie-talkie capabilities; and an award-winning and global Tier 1 Internet backbone. For more information, visit www.sprint.com.

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